Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Hoku Corporation of our reports dated July 14 , 2010 with respect to the consolidated financial statements of Hoku Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Hoku Corporation and subsidiaries included in this Annual Report (Form 10-K) for the fiscal year ended March 31, 2010.

(1)	Registration Statement (Form S-8 No. 333-127966), pertaining to the 2002 Stock Plan, 2005 Equity Incentive Plan, and 2005 Non-Employee Directors’ Stock Option Plan of Hoku Scientific, Inc.;

(2)
Registration Statement (Form S-3 No. 333-150855), pertaining to a $110 million offering of common stock, preferred stock, warrants, senior debt securities and subordinated debt securities of Hoku Scientific, Inc;

(3)	Registration Statement (Form S-3 No. 333-149599), pertaining to an offering of 2,893,519 shares of common stock of Hoku Scientific, Inc.;

(4)	Registration Statement (Form S-8 333-144465), pertaining to the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Stock Option Plan of Hoku Scientific, Inc.;

(5)	Registration Statement (Form S-8 333-151895), pertaining to the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Stock Option Plan of Hoku Scientific, Inc.; and

(6)	Registration Statement (Form S-8 333-161225), pertaining to the 2005 Equity Incentive Plan and the 2005 Non-EmployeeDirectors’ Stock Option Plan of Hoku Scientific, Inc.

/s/ Ernst & Young LLP

Honolulu, Hawaii

July 14, 2010